FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. CLOSES ON

PURCHASE OF 500-UNIT STORAGE FACILITY IN NORTHERN VIRGINIA

LADERA RANCH, Calif. - Dec. 19, 2008 - Strategic Storage Trust Inc. (SSTI) today announced it has finalized the $4.7-million acquisition of a 500-unit self-storage facility in Manassas, Va.

The newly acquired storage center is located in the fast-growing Interstate 66 corridor about 27 miles southwest of Washington, D.C and contains approximately 49,900 rentable square feet of self-storage space.

The closing of the purchase from Godwin Store-It, LLC brings a third major property into the portfolio of SSTI, a publicly registered ($1-billion of common stock registered) non-traded REIT.

In October, SSTI announced its first acquisitions after closing on the purchases of facilities in Biloxi, Miss., and Gulf Breeze, Fla. The Manassas closing brings SSTI's holdings to more than 1,800 self-storage units containing more than 196,000 rentable square feet of space.

"Manassas represents our first venture into the lucrative Northern Virginia self-storage market," said H. Michael Schwartz, SSTI's Chairman and CEO. "It's an investment with good cash flows and great opportunity for us to add value through customer service and operational savvy coupled with the latest technology in the industry."

The center, with five two-level storage buildings located on 2.3 acres near the major traffic intersection of State Highways 28 and 234, was built in 1996 and expanded in 2000.

Surrounding Prince William County has a population of approximately 359,000 and its future population growth rate is expected to be 4% annually.

The local economy, fueled by federal government employment, has been creating or importing jobs faster than any other large county in the nation. In 2006, the area experienced an employment gain of 8%. As of September 2008, the unemployment rate in Northern Virginia is 3.2%, compared to 6.7% nationally.

The Manassas property is less than a mile from the Prince William Technology Park, a 1,500-acre business and technology park targeting biotechnology, life sciences, and supporting industries.

"This is a great addition to our portfolio and exemplifies why, in these uncertain and volatile markets, we believe that we can uncover significant buying opportunities in self-storage real estate with better values than we've seen in the last five to seven years," Schwartz said of the Manassas location.

SSTI has also announced the pending acquisition of three more facilities in northeastern Kentucky that are located just outside Cincinnati.

SSTI's strategy is to identify key properties nationwide for acquisition, with prospects of capitalizing on creating greater efficiency in a real estate sector that is comparatively stable but also fragmented among many smaller owner-operators.

Like the initial purchases, the latest acquisition and the others that are pending are to be realized mostly with cash or low leverage. Schwartz said SSTI's aim is to structure purchases in this fashion as much as possible to keep the momentum going even through volatile times in the credit market.

"Over the next 12 months, the market could be seen as the best of times - if you don't need debt - or the worst of times if you do need debt," Schwartz said. "We are cautiously optimistic. For us, change is good and this is certainly a time of change."

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes more than 1,800 storage units and 196,000 rentable square feet of storage space. Strategic Storage Trust's sponsor is U.S. Commercial LLC, which manages a growing portfolio of 5 million square feet of commercial properties, including 2.9 million square feet of self storage facilities, with a combined market value of over $574 million. For more information, please call 949-429-6600 or visit www.strategicstoragetrust.com.

Media Contact:

Genevieve Anton

Anton Communications Inc.

714-544-6503 p

714-290-7040 c

ganton@antonpr.com

www.antonpr.com

Information in this press release was primarily obtained from the appraisal of the Manassas Property. Although we believe this independent source is reliable as of its date of issuance, the information contained therein has not been independently verified and we cannot ensure the accuracy or completeness of this information. As a result, you should be aware that the market and demographic data contained in this press release, and beliefs and estimates based on such data, may not be reliable.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.